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                                                                    Exhibit 4.03


                             BROOKS AUTOMATION, INC.
                          AMENDMENT TO RIGHTS AGREEMENT

      This Amendment (this "Agreement"), dated as of October 23, 2001, to the Rights Agreement dated as of July 23, 1997 (the "Rights Agreement"), between Brooks Automation, Inc., a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. successor Rights Agent (the "Rights Agent").

                                    RECITALS

      WHEREAS, the board of directors of the Company has approved a certain agreement and plan of merger (the "Merger Agreement") by and among the Company, PRI Automation, Inc., a Massachusetts corporation ("PRI"), Pontiac Acquisition Corp., a Massachusetts corporation wholly owned by the Company ("Brooks Merger Sub") at a meeting of the board of directors of the Company held on October 23, 2001 (the "Meeting"), pursuant to which Brooks Merger Sub will be merged with and into PRI (the "Merger"), and the stockholders of PRI will become stockholders of the Company.

      WHEREAS, upon the effectiveness of the Merger, PRI may acquire more than 15% of the outstanding shares of the Company's Common Stock, $.01 par value per share (the "Company's Common Stock").

      WHEREAS, the acquisition of more than 15% of the outstanding shares of the Company's Common Stock would result in the acquiring entity or entities being deemed to be an "Acquiring Person" under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement.

      WHEREAS, at the Meeting the board of directors of the Company determined that it is in the best interest of the Company to amend the Rights Agreement prior to the Company entering into the Merger Agreement so that PRI and its Affiliates will not become Acquiring Persons under the Rights Agreement.

      WHEREAS, capitalized terms used but not otherwise defined in this Amendment No. 1 shall have the meanings given them in the Rights Agreement.

      NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. AMENDMENT OF FIRST SUBPARAGRAPH OF SECTION 1. The first subparagraph of
Section 1, definition of "Acquiring Person," is hereby amended and restated so that such subparagraph reads in its entirety as follows:

            "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not


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            include (i) the Company, (ii) any Subsidiary of the Company, (iii)
            any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan, (v) Robert J. Therrien, any members of his immediate family or any of his or their Affiliates or Associates, (vi) any person that is the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding as of the close of the Nasdaq National Market on the date hereof; provided, however, that after such date such person does not become the Beneficial Owner of additional Common Shares of the Company in an aggregate amount (net of any sales) of the greater of 200,000 Common Shares or the number of Common Shares equal to 2.6% of the then outstanding Common Shares (as measured as of the date of the then acquisition of Common Shares by the Beneficial Owner); and provided, further that such person shall be treated as any other holder of Common Shares of the Company and shall no longer be entitled to the exclusion set forth in this clause (vi) after such time as such person becomes the Beneficial Owner of less than 15% of the Common Shares of the Company then outstanding or (vii) PRI Automation, Inc., a Massachusetts corporation ("PRI"), or any of its Affiliates if and only if, PRI or such Affiliates shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding as a result of the execution of the Agreement and Plan of Merger authorized and approved by the Board of Directors of the Company at the meeting of the Board of Directors held on October 23, 2001, as it may be amended from time to time (the "Merger Agreement"), or the consummation of the transactions contemplated thereby, and/or any options to purchase or proxies to vote Common Shares of the Company granted by the Company or any stockholder of the Company to PRI in connection with the Merger Agreement or any agreements or arrangements entered into by the Company and PRI in connection therewith. Notwithstanding the foregoing, (1) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an "Acquiring Person" for any purposes of this Agreement; and (3) an underwriter or underwriters which become the Beneficial Owner of 15% or more of the Common Shares of the Corporation then outstanding in connection


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            with an underwritten public offering with a view to the public distribution of such Common Shares shall not become an "Acquiring Person" hereunder."

      2. REAFFIRMATION OF RIGHTS AGREEMENT. Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                    BROOKS AUTOMATION, INC.

                                    By:   /s/ Ellen B. Richstone
                                       -----------------------------------------
                                          Name:   Ellen B. Richstone
                                          Title:  Senior Vice President of
                                                  Finance and Administration and
                                                  Chief Financial Officer


                                    EQUISERVE TRUST COMPANY, N.A

                                    By:   /s/ Margaret Prentice
                                       -----------------------------------------
                                          Name:   Margaret Prentice
                                          Title:  Managing Director


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